Exhibit 10.1
[LOGO] Metavante (R)

AMENDMENT TO OUTSOURCING AGREEMENT
THIS AMENDMENT ("Amendment") amends the Outsourcing Agreement dated July 1, 1999, as amended, by and between

First Midwest Bancorp, Inc. ("Customer'), and Marshall & Ilsley Corporation, acting through its division, M&I Data Services (the "Agreement"). Subsequent to the effective date of the Agreement, Marshall & Ilsley Corporation assigned the Agreement to Metavante Corporation ("Metavante"), which assumed all of the rights and obligations of Marshall & Ilsley Corporation under the Agreement. This Amendment is made as of this 14th day of May, 2004 (the "Effective Date"), by and between the undersigned parties, and does hereby alter, amend and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement. All other terms and conditions contained in the Agreement shall continue in full force and effect. Except as set fourth herein, all capitalized terms not defined herein shall have the same meaning and given to them in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

Amendment to the Agreement.

1.

Services. All Services provided under the Agreement from and after the Effective Date of this Amendment are defined in Exhibit A attached hereto and made a part hereof. All Services shall be performed in accordance with the terms of this Amendment and all documentation published by Metavante describing such Services. In the event that the parties mutually agree upon additional Services or modifications to existing Services, the parties shall execute an amendment to the Agreement detailing the scope of the additional Services, related specifications and warranties, pricing terms, and any other terms relevant to such additional Services. All new Services shall be performed in accordance with the documentation published by Metavante describing such Services except to the extent the applicable amendment specifies other standards.

2.

Fees. Schedule 8.1 of the Agreement and all previous amendments to the Agreement pertaining to fees are hereby amended, superseded and replaced by the Fee Schedule attached hereto as Exhibit B. Notwithstanding anything to the contrary in the Agreement, the prices and rates specified in the Fee Schedule shall apply effective as set forth in Exhibit B through the remainder of the Term of Agreement.

3.

Pursuant to Section 1.2 JJ, "Term" and Section 2.1, Initial Term, of the Agreement, the parties hereby agree that the Agreement shall e extended to June 30, 2014, unless earlier terminated pursuant to the terms of the Agreement (as Amended).

4.	Section 18.1, Account Representatives, shall be deleted in its entirety.

5.	Section 22.20, IBS Software Purchase, shall be deleted in its entirety.

6.	Exhibit D, Special Considerations, attached hereto and made a part hereof, shall be added as a new schedule to the Agreement.

7.	Schedule 11.1, Termination Fee Schedule, of the Agreement is hereby deleted in its entirety and replaced with the Termination Fee Schedule attached as Exhibit E hereto.

8.	Schedule 9.1 of the Agreement, and any amendments thereto, is hereby deleted in its entirety and replaced by the Master Service Level Schedule attached as exhibit F hereto.

9.

The "ARGO Solution" is defined as all functionality comprising the ARGO Suite as of the date of this Amendment, as well as additional functionality released by ARGO in the future if made a part of the Suite.

10.

Customer desires to receive and Metavante agrees to provide Wealth Management Services, as more fully described on the attached Exhibit G. Customer agrees to pay Metavante for the Wealth Management Services in accordance with Exhibit G2 attached. Notwithstanding anything to the contrary, Customer shall only be required to receive Wealth Management Services for a term of three (3) years from the initial date of receipt of the Wealth Management Services.

Further, any agreement Customer shall have with its customers with regard to these Services, shall include the language attached as Exhibit G3.

Confidential Treatment. Customer understands and agrees that information set forth in the Exhibits to this Amendment contains Confidential Information of Metavante. Therefore, Customer agrees as follows:

a.	Customer shall not file the Agreement or this Amendment with the U.S. Securities and Exchange Commission (the "SEC') unless such filing is required under Item 601 of Regulation S-K.

b.

In the event that this Amendment must be filed by Customer with the SEC under Regulation S-K, Customer shall take all actions necessary to obtain confidential treatment of the Exhibits to this Amendment in accordance with Rule 406 under the Securities Act of 1933. Specifically, and without limitation, Customer shall omit the Exhibits from the material filed with the SEC and, in lieu thereof, shall indicate in the appropriate place in the material filed that the confidential information has been so omitted and filed separately with the SEC. Customer shall file the Exhibits separately in accordance with the requirements of Rule 406 to maintain the confidentiality of the documents, and file an application making an objection to the disclosure of these materials. If the SEC denies the application, Customer will seek review of the decision under Rule 431.

New Services. Any Services requested by Customer, which are not specifically priced as of the date of this Agreement shall be considered New Services, and will be charged according to Metavante's then current prices, unless otherwise agreed to by the parties.

Continuance of Agreement. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

Binding Agreement. The parties hereto acknowledge that each has read this amendment, understands it, and agrees to be bound by its terms and conditions as stated herein.

Miscellaneous. Capitalized terms used in this Amendment, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

IN WITNESS HEREOF, the parties hereto, through their duly authorized officers and agents, hereby execute this Amendment on the date before written.

METAVANTE CORPORATION ("Metavante")

	By:	/s/ PAUL T. DANOLA
	Name:	Paul T. Danola
	Title:	Executive Vice President
Financial Technology Services and Wealth Management

	By:	/s/ JAMES R. GESCHKE
	Name:	James R. Geschke
	Title:	Senior Vice President and General Manager
Financial technology Services and
Customer Relationship Management

FIRST MIDWEST BANCORP, INC. ("Customer")

	By:	/s/ KENT S. BELASCO
	Name:	KENT S. BELASCO
	Title:	EVP/CIO

Outsourcing Agreement

By and Between

First Midwest Bancorp, Inc.

and

Marshall & Ilsley Corporation
acting through its division
M&I Data Services

dated as of
July 1, 1999

Schedule 5.1	--	ADP Services Schedule
Schedule 5.3	--	ACH Services Terms and Conditions
Schedule 5.4	--	Trust Services
Schedule 7.1	--	EDF Services
Schedule 8.1	--	Fee Schedule
Schedule 9.1	--	ADP Performance Standards
Schedule 11.1	--	Termination Fee
Schedule 18.1	--	Account Representatives

Exhibit A	--	Attorney-in-Fact Appointment
Exhibit B	--	Affidavit

Outsourcing Agreement

This Outsourcing Agreement ("Agreement") is made as of the 1st day of July, 1999, by and between First Midwest Bancorp, Inc., a Delaware corporation ("Customer") and Marshall & Ilsley Corporation, a Wisconsin corporation, acting through its division, M&I Data Services ("M&I").

In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

Section 1. Definitions.

Section 1.1. Background. This Agreement is being made and entered into with reference to the following facts:

A. Customer provides systems development and operations, data processing, telecommunications and other information technology services for itself, and on behalf of its customers.

B. M&I is a provider of data processing, systems development and operations, corporate support and item processing, home banking, internet banking, retail delivery services, trust data processing, and other services. M&I desires to perform for Customer the outsourcing services described in this Agreement.

C. M&I currently provides data processing services to Customer under a prior agreement and the parties desire to continue the relationship under this Agreement. This Agreement documents the terms and conditions under which Customer agrees to purchase and M&I agrees to provide the Services.

Section 1.2. Definitions. The following terms shall have the meaning ascribed to them in this Section 1.2:

A. "Account Representative" shall have the meaning set forth in Section 18.1.

B. "ADP Services" shall mean the Accounts Data Processing Services set forth in attached Schedule 5.1.

C. "Affiliate" shall mean, with respect to a party, any Entity at any time Controlling, Controlled by or under common Control with, such party.

D. "Branch Automation Agreement" shall mean the PCTeller License between M&I and Customer relating to the license and implementation of M&I's proprietary branch automation software.

E. "Change in Control" shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of 12 consecutive months commencing before or after the date hereof, individuals who at the beginning of such 12-month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

F. "Confidential Information" shall have the meaning set forth in Section 17.3 of this Agreement.

G. "Contract Year" shall mean successive periods of twelve months, the first of which shall commence on the Effective Date.

H. "Control" shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. "Controlling" shall mean having Control of any Entity and "Controlled" shall mean being the subject of Control by another Entity.

I. "Core Services" shall mean services provided by M&I's Deposit System, Loan System and Customer Information System.

J. "Customer" shall mean Customer and all Affiliates of Customer for whom M&I agrees to provide Services under this Agreement.

K. "Customer Data" shall have the meaning set forth in Section 17.1 of this Agreement.

L. "Damages" shall mean all direct, actual and verifiable losses, liabilities, damages and claims and related costs and expenses (including reasonable attorneys' fees and court costs, costs of investigation, litigation, settlement, judgment, interest and penalties). M&I understands and agrees that Damages recoverable by Customer shall include (a) Customer's reasonable costs and expenses of conversion to another provider: and (b) the unearned portion of any license fee paid by Customer to M&I to license any M&I owned software, provided that Customer returns to M&I all copies of the software and deletes the software from Customer's systems. Customer understands and agrees that, for purposes of the foregoing, software license fees will be earned by M&I on a straight line basis from the date of the applicable license agreement through the later of (i) the last day of the Initial Term of the Agreement, or (ii) the date falling four (4) years after the date of the applicable license agreement.

M. "Effective Date" shall mean the date first set forth above.

N. "Effective Date of Termination" shall mean the last day on which M&I provides the Services to Customer (including any Termination Assistance).

O. "Eligible Provider" shall have the meaning as set forth in Section 3.1 of this Agreement.

P. "Entity" means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture or other form of organization, and includes the parties hereto.

Q. "Estimated Remaining Value" shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the monthly Fees (but in any event no less than the Monthly Base Fee) payable by Customer during the twelve (12) month period prior to the event giving rise to termination rights under this Agreement. In the event the Effective Date of Termination occurs prior to expiration of the First Contract Year, the estimated monthly fees set forth in the Fee Schedule shall be substituted for the average monthly fees described in the preceding sentence.

R. "Expenses" shall mean any and all reasonable and direct expenses incurred by M&I for any postage, supplies, materials, travel and lodging provided to or on behalf of Customer under this Agreement.

S. "Federal Regulator" shall have the meaning set forth in Section 21.1.

T. "Fee Schedule" shall have the meaning set forth in Section 8.1 of this Agreement.

U. "Initial Services" shall mean those Services requested by Customer from M&I under this Agreement prior to the Commencement Date. The Initial Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include any additional services requested by Customer during the Conversion Period.

V. "Initial Term" shall have the meaning set forth in Section2.1 of this Agreement.

W. "Legal Requirements" shall have the meaning set forth in Section 19(A) of this Agreement.

X. "LU" shall have the meaning as set forth in Section 8.4 of this Agreement.

Y. "M&I Proprietary Materials and Information" shall mean the M&I Software and all source code, object code, documentation (whether electronic, printed,

written or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts and research (whether in tangible or intangible form or in written or machine readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine readable form), developed by M&I prior to or during the Term of this Agreement, and such other information relating to M&I or the M&I Software that M&I identifies to Customer as proprietary or confidential at the time of disclosure.

X "M&I Software" shall mean the software owned by M&I and used to provide the Services.

AA. "Millennium Ready" shall mean the ability of the M&I Software to accurately process date/time data (including calculating, compare and sequence) from, into and between the years 1999 and 2000, including leap year calculations, to the extent that other information technology, used in combination therewith, properly exchanges date/time data with the M&I Software.

BB. "New Services" shall mean any services which are not included in the Initial Services. Upon mutual agreement of the parties, New Services shall be included in

CC. "Operations Center" shall mean the datacenter used by M&I to provide the ADP Services under this Agreement.

DD. "Performance Standards" shall mean those service levels set forth in attached Schedule 9.1 for the provision of ADP Services.

EE. "Performance Warranty" shall have the meaning, including the exclusions and exclusive remedy, set forth Article 9 of this Agreement.

FF. "Plan" shall have the meaning set forth in Section 20.1 of this Agreement.

GG. "Proper Instructions" shall mean those instructions sent to M&I in accordance with Section 3.3 of this Agreement.

HH. "Services" shall mean the services, functions and responsibilities described in this Agreement to be performed by M&I during the Term and shall include New Services which are agreed to by the parties in writing.

II. "Taxes" shall mean any manufacturers, sales, use, gross receipts, excise, personal property or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege or like tax on or measured by M&I's net income, capital stock or net worth.

JJ. "Term" shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

KK. "Termination Assistance" shall have the meaning set forth in Section 12.1 of this Agreement.

LL. "Termination Fee" shall have the meaning set forth on attached Schedule 11.1.

MM. "Third Party" shall mean any Entity other than the parties or any Affiliates of the parties.

NN. "User Manuals" shall mean the documentation provided by M&I to Customer which describes the features and functionalities of each of the ADP Services as modified and updated by the customer bulletins distributed by M&I from time to time.

Section 1.3. References. In this Agreement and the schedules and exhibits attached hereto, which are hereby incorporated and deemed a part of this Agreement, references and mention of the word "include" and "including" shall mean "includes, without limitation" and "including, without limitation", as applicable.

Section 1.4. Interpretation. In the event of a conflict between this Agreement and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement. The exhibits and schedules together with the Agreement shall be interpreted as a single document.

Section 2. Term.

Section 2.1. Initial Term. This Agreement shall commence on the Effective Date and continue for a period of sixty-six (66) months ("Initial Term").

Section 2.2. Extensions. Unless this Agreement has been earlier terminated, at least one (1) year prior to the expiration of the Initial Term, M&I shall submit to Customer a written proposal for renewal of this Agreement. Customer will respond to such proposal within three (3) months following receipt and inform M&I in writing whether or not Customer desires to renew this Agreement. If Customer informed M&I in writing that Customer does not desire to renew this Agreement, this Agreement shall terminate on the last day of the Initial Term. If Customer does not inform M&I in writing that Customer does not desire to renew this Agreement and if M&I and Customer are unable to agree upon the terms for renewal of this Agreement at least six (6) months prior to the expiration of the Initial Term, then this Agreement shall be automatically renewed for one (1) twelve-month period at M&I's then-current standard prices. Thereafter, this Agreement shall expire unless further renewed in writing by the parties.

Section 3. Appointment.

Section 3.1. Performance by M&I Affiliates or Subcontractors. Customer understands and agrees that Marshall & Ilsley Corporation is a bank holding company and that the actual performance of the Services may be made by the divisions or subsidiaries of Marshall & Ilsley Corporation, Affiliates Controlled by Marshall & Ilsley Corporation, or subcontractors of any of the foregoing Entities (collectively, the "Eligible Providers"). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Marshall & Ilsley Corporation itself. M&I shall remain fully responsible for the performance or non-performance of each Eligible Provider under this Agreement, to the same extent if M&I itself performed or failed to perform such services.

Section 3.2. Third Party Products/Services. The parties acknowledge that certain services and products necessary for the performance of the Services are being, and in the future may be, provided by Third Parties who will contract directly with Customer. M&I shall have no liability to Customer for information and products supplied by, or services performed by, such Third Parties in conjunction with the Services.

Section 3.3. Proper Instructions. "Proper Instructions" shall mean those instructions sent to M&I by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail or other "on line" system or similar means of communication or given orally over the telephone or given in person by the person executing this Agreement or his designee. Proper Instructions shall specify the action requested to be taken or omitted.

Section 4. Conversion Intentionally Omitted, Applies to New Customers Only.

Section 5. Banking Application Services.

Section 5.1. ADP Services. M&I agrees to provide Customer with the ADP Services in accordance with the applicable User Manuals and this Agreement.

Section 5.2. New Services. If Customer wishes to receive any New Service Customer shall notify M&I and the parties shall implement the same in accordance with a mutually acceptable schedule. If the New Service is not identified on M&I's then-current standard price list, Customer shall submit a written request to M&I in accordance with Section 18.3 of this Agreement. Nothing contained herein shall obligate M&I to develop a New Service for Customer.

Section 5.3. Automated Clearing House Services. The automated clearing house services ("ACH Services") to be provided by M&I shall be subject to the terms and conditions set forth on attached Schedule 5.3.

Section 5.4. Trust Services. The trust processing services ("Trust Services") to be provided by M&I shall be subject to the terms and conditions set forth on attached Schedule 5.4.

Section 6. Retail Delivery Systems and Services.

Section 6.1. Branch Automation Systems. M&I agrees to provide the licenses, products, interfaces and network management associated with the automation of Customer's branch offices, in accordance with the PCTeller license Agreement.

Section 7. EFD Processing Services.

Section 7.1. EFD Services. The electronic funds delivery services ("EFD Services") to be provided by M&I shall be subject to the terms and conditions set forth on attached Schedule 7.1.

Section 8. Fees.

Section 8.1. Fee Structure. Schedule 8.1 attached hereto (the "Fee Schedule") sets forth the costs and charges for the Services and Customer agrees to pay M&I the fees specified in the Fee Schedule for the Services rendered by M&I. These costs and charges are included in one or more of the following categories:

(i) one-time fees associated with any conversion;

(ii) a minimum monthly fee for certain recurring, aggregated data processing services based on stated volumes (the "Monthly Base Fee");

(iii) an hourly or daily fee for programming, training and related Services requested by Customer; and

(iv) fees for New Services not included in the foregoing categories.

Section 8.2. EFD Services. In addition to the charges specified on the Fee Schedule, Customer shall be responsible for all interchange and network provider fees and all dues, fees and assessments established by and owed to Visa and/or Mastercard for the processing of Customer's transactions, and for all costs and fees associated with changes to ATM (as defined in Schedule 7.1) protocol caused by Customer's use of the EFD Services.

Section 8.3. Training and Education. A. M&I shall provide training as requested by Customer and agreed to by M&I. The sessions shall be held at a location mutually agreed upon by the parties. Customer shall be responsible for all Expenses incurred by the participants and M&I's trainers in connection with such education and training. If Customer requests that training be conducted at a non-M&I facility, Customer shall be responsible for additional fees as quoted by M&I.

B. M&I will provide to Customer, at no charge, one set of each of the User Manuals. When the User Manuals are updated, M&I will provide the updates to Customer at no additional charge. Additional sets of the User Manuals may be purchased by Customer.

Section 8.4. Excluded Costs. The fees set forth in the Fee Schedule do not include shipping and courier costs, telecommunication charges, Expenses, Third Party pass-through charges, workshop fees, training fees, late fees or charges and Taxes.

Section 8.5. Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Customer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to M&I on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.

Section 8.6. Terms of Payment. All amounts due hereunder shall be paid within thirty (30) days of invoice. Undisputed charges not paid by the due date shall be subject to annual interest at the rate of 12% or the highest rate permitted by law, whichever is lower. Customer shall also pay any collection fees and Damages incurred by M&I in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.

Section 8.7. Modification of Terms and Pricing. All charges for Services shall be subject to annual adjustment as set forth in the Fee Schedule.

Section 9. Performance Warranty/Exclusive Remedy/Disclaimer of all Other Warranties.

Section 9.1. Performance Warranty. M&I warrants that it will provide the ADP Services covered by this Agreement in accordance with the Performance Standards and that it will provide reports to the Customer that are in substantial conformity with the User Manuals, as amended from time to time. This Performance Warranty is subject to the warranty exclusions set forth below in Article 9.2 and the remedy limitations set forth below in ArticleA9.3.

Section 9.2 Performance Warranty Exclusions. Except as may be expressly agreed in writing by M&I, M&I's Performance Warranty does not apply to:

(a) defects, problems, or failures caused by the Customer's nonperformance of obligations essential to M&I's performance of its obligations; and/or

(b) defects, problems, or failures caused by an event of force majeure.

Section 9.3. Notice of and Correction of Defects. Customer shall notify M&I in writing of any alleged breach of this Performance Warranty. Upon receipt of such notice, M&I shall have ninety (90) days to correct the alleged breach. During this time period, M&I shall make every reasonable effort, at its own expense, to correct any material defect. Customer shall be responsible for making whatever appropriate adjustments may be necessary to mitigate adverse effects on Customer until M&I corrects the defect. If requested by Customer, M&I will, at M&I's expense, assist Customer in making such corrections through the most cost-effective means, whether manual, by system reruns or program modifications.

Section 9.4. Disclaimer of all Other Warranties. This Performance Warranty, and the representations in Section 16.1, are in lieu of, and M&I disclaims any and all other warranties, conditions, or representations (express or implied, oral or written) with respect to the services provided under this contract, including, without limitation, any and all implied warranties of merchantability or fitness or suitability for any purpose (whether or not M&I knows, has reason to know, has been advised, or is otherwise in fact aware of any such purpose), whether alleged to arise by law, by reason of custom or usage in the trade, or by course of dealing.

Section 9.5. Backup Remedy. If M&I fails to remedy the breach in the time periods specified in Section 9.3 above, Customer may file a claim for Damages pursuant to the dispute resolution procedure set forth in Section 15.1 below and, in addition, terminate the Agreement for cause pursuant to Section 11.2 below.

Section 10. Modification or Partial Termination.

Section 10.1. Modifications to Services. M&I may modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time to: (i) improve the Services or (ii) facilitate the continued economic provision of the Services to Customer or M&I, provided that neither the functionality of the Services nor any applicable Performance Standards are materially adversely affected.

Section 10.2. Partial Termination by M&I. M&I may, at any time, withdraw any of the Services (other than the Services identified on Schedule 5.1 attached hereto) upon providing one hundred eighty (180) days' prior written notice to Customer. M&I may also terminate any of the Services immediately upon any final regulatory, legislative, or judicial determination that providing such Services is inconsistent with applicable law or regulation. If M&I terminates any Service, M&I agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service. In such event, M&I agrees to provide deconversion data in M&I's standard format at no charge. In the event that Customer shall, at any time after the Effective Date, license M&I owned software and M&I shall thereafter terminate a Service integral to the utility of such software pursuant to this Section 10.2, then M&I agrees to refund to Customer the unearned portion of the license fee paid by Customer for such software. Customer understands and agrees that, for purposes of the foregoing, software license fees will be earned by M&I on a straight line basis from the date of the applicable license agreement through the later of (i) the last day of the Initial Term of this Agreement or (ii) the date falling four (4) years after the date of the applicable license agreement.

Section 10.3. Partial Termination by Customer. A. Customer agrees that, during the Term, Customer shall obtain exclusively from M&I all of its requirements covered by the Initial Services. If Customer breaches the foregoing covenant, Customer shall pay M&I a Termination Fee for the discontinued Service, as liquidated damages and not as a penalty except that Customer may terminate the receipt of the services specified with an asterisk on Schedule 5.1 without payment of any such fee after providing M&I at least ninety (90) days' prior notice.

B. Unless otherwise agreed to by the parties in writing, Customer may terminate any New Service upon one hundred eighty (180) days prior written notice to M&I. Termination of New Services shall not be subject to any Termination Fee, unless the entire Agreement is terminated in a manner which would entitle M&I to receive a Termination Fee.

Section 10.4. Ownership and Proprietary Rights. M&I reserves the right to determine the hardware, software and tools to be used by M&I in fulfilling its duties under this Agreement. M&I and Customer intend and agree that M&I shall retain title and all other ownership and proprietary rights in and to the M&I Proprietary Materials and information. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. M&I and Customer agree that M&I Proprietary Materials and Information are not "work made for hire" within the meaning of U.S. Copyright Act 17 U.S.C. Section 101.

Section 10.5. Millennium Modifications. The M&I Software has been modified to be Millennium Ready. Any additional modification to the M&I Software to make it Millennium Ready shall be made by M&I at no additional charge to Customer, provided, however, that any testing requirements imposed on Customer by any Federal Regulator shall be performed by M&I at Customer's sole cost and expense at M&I's then-current standard rates. M&I shall provide to Customer, at no charge, the results of proxy testing conducted as of the Effective the Initial Date on Services. non-custom M&I Software used to provide the Initial Services.

Section 11. Termination.

Section 11.1. Early Termination. The terms and conditions set forth in attached Schedule 11.1 shall govern the early termination of this Agreement (or any Service which is part of the Initial Services).

Section 11.2. For Cause. If either party fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty (30) days after being given notice specifying the nature of the failure, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, without prejudice to the non-defaulting party's right to collect Damages (if the non-defaulting party is the Customer) or the Termination Fee (if the non-defaulting party is M&I).

Section 11.3. For Insolvency. In addition to the termination rights set forth in Sections 11.1 and 11.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

Section 11.4. For Force Majeure. In the event that M&I fails to provide the Services in accordance with this Agreement for a continuous, uninterrupted period of at least five (5) consecutive days due to an event of force majeure (as described in Section 22.15 hereof), Customer may immediately terminate this Agreement upon written notice provided to M&I at any time following the expiration of the fifth (5th) day of the period described above and prior to the expiration of such period, without payment of any Termination Fee.

Section 12. Services Following Termination.

Section 12.1. Termination Assistance. Following the expiration or early termination of this Agreement, M&I shall provide Customer, at Customer's expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee ("Termination Assistance"). As part of the Termination Assistance, M&I shall assist Customer to develop a plan for the transition of all Services then being performed by M&I under this Agreement, from M&I to Customer or its designee, on a reasonable schedule developed jointly by M&I and Customer. Prior to providing any Termination Assistance, M&I shall deliver to Customer a good faith estimate of all such Expenses and charges including charges for custom programming services. Nothing contained herein shall obligate Customer to receive Termination Assistance from M&I. No termination of this Agreement pursuant to Section 11 above or otherwise shall affect the provisions of this Section 12.1.

Section 12.2. Continuation of Services. Unless M&I terminates this Agreement pursuant to Section 11.2 above, upon at least sixty (60) days' prior written request by Customer, M&I shall continue to provide Customer all Services and the Effective Date of Termination shall be extended for a maximum period of twelve (12) months. If Customer elects to receive the Services for such period, M&I's then-current standard pricing shall apply to the provision and receipt of such Services.

Section 13. Limitation of Liability/Maximum Damages Allowed.

Section 13.1. Equitable Relief/Customer Damages.

A. Customer Damages. To the extent such may be established and proven, Customer shall be entitled to Damages in the event Customer terminates this Agreement pursuant to Section 11.2, Section 11.3, or Section 11.4 of this Agreement.

B. Equitable Relief. Either party may seek equitable remedies, including injunctive relief, for a breach of the other party's obligations under Section 17 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 15.1 below.

Section 13.2. Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, neither party will be liable to the other party (nor to any person claiming rights derived from the other party's rights) in contract, tort, or otherwise, for incidental, consequential, special, punitive, or exemplary damages of any kind--including lost profits, loss of business, or other economic damage, and further including injury to property, but specifically excluding the damages set forth in Article 13.3, below or any consequential damages caused directly by M&I's willful misconduct--as a result of breach of any warranty or other term of this Agreement, including any failure of performance, regardless of whether the party liable or allegedly liable was advised, had other reason to know, or in fact knew of the possibility thereof.

Section 13.3. Maximum Damages Allowed. Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this contract or independent of this contract, and regardless of any claim in contract, tort, or otherwise, but specifically excluding liability for damages directly caused by M&I's willful misconduct, M&I's total, aggregate liability under this Agreement shall in no circumstance exceed payments made to M&I by Customer under this Agreement during the six (6) months prior to the act or event giving rise to such claim.

Section 13.4. Statute of Limitations. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort, or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due under this Agreement.

Section 13.5. Economic Loss Waiver. In addition to and not in limitation of any other provision of this Article 13, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability, or relating to the quality or performance of any products or services provided by M&I. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

Section 13.6. Liquidated Damages. Customer acknowledges that (a) the Termination Fee has been the subject of active negotiation and agreement between the parties; (b) the Termination Fee shall be deemed liquidated damages and not a penalty; and (c) M&I shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of its Term.

Section 13.7. Essential Elements. Customer and M&I acknowledge and agree that the limitations contained in this Article are essential to this Agreement, and that M&I has expressly relied upon the inclusion of each and every provision of this Article 13 as a condition to executing this Agreement.

Section 14. Insurance and Indemnity.

Section 14.1. Insurance. M&I shall maintain for its own protection fidelity bond coverage for the Operations Center personnel; insurance coverage for loss from fire, disaster or the causes contributing to interruption of normal services, including replacement of data processing equipment; reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse M&I for losses resulting from suspension of the Operation Center's activities due to physical loss of equipment.

Section 14.2. Indemnity.

A. By Customer. Customer shall indemnify M&I from, defend M&I against, and pay any final judgments awarded against M&I, resulting from: (i) any breach of this Agreement by Customer (ii) Customer's violation of Federal, state, or other laws or regulations; (iii) work-related injury or death caused by Customer or its employees or agents; (iv) tangible personal or real property damage or financial or monetary loss incurred by M&I resulting from Customer's acts or omissions; and (v) the data, information and/or instructions furnished by Customer and any inaccuracy or inadequacy therein.

B. By M&I. M&I shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, resulting from: (i) any claim by a Third Party that the Services or the M&I Software infringe upon any patent, copyright or trademark of a Third Party under the laws of the United States; (ii) any breach of this Agreement by M&I; iii) M&I's violation of Federal, state, or other laws or regulations; (iv) work-related injury or death caused by M&I, its employees, or agents; and (v) tangible personal or real property damage resulting from M&I's acts or omissions.

Section 14.3. Indemnification Procedures. If any Third Party makes a claim covered by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

Section 15. Dispute Resolution.

Section 15.1. Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the Account Representatives. If the Account Representatives are unable to resolve the dispute within five (5) business days after referral of the matter to them, the managers of the Account Representatives shall attempt to resolve the dispute. If, after five (5) days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five (5) days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 15.1, except to the extent necessary to preserve its rights or maintain a superior position.

Section 15.2. Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 15, M&I shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to M&I in a timely manner.

Section 16. Representations and Warranties.

Section 16.1. By M&I. M&I represents and warrants that:

A. Rights. M&I has the right to provide the Services hereunder, using all computer software required for that purpose.

B. Organization and Approvals. M&I is a corporation validly existing and in active status under the laws of the State of Wisconsin. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by M&I and this Agreement is enforceable in accordance with its terms against M&I. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by M&I in order for M&I to enter into and perform its obligations under this Agreement.

Section 16.2. By Customer. Customer represents and warrants that:

A. Organization. It is a corporation validly existing and in good standing under the laws of the state of its incorporation.

B. Authority. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by Customer and this Agreement is enforceable in accordance with its terms against Customer.

C. Approvals. No approval, authorization or consent of any governmental or regulatory authorities required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

Section 17. Confidentiality and Ownership.

Section 17.1. Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and other Confidential Information (as hereinafter defined), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer's premises. "Customer Data" means any and all data and information of any kind or nature submitted to M&I by Customer, or received by M&I on behalf of Customer, in connection with the Services.

Section 17.2. M&I Systems. Customer acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided by M&I, except with respect to Customer's use of the same during the Term to process its data.

Section 17.3. Confidential Information. "Confidential Information" of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such, including without limitation with respect to Customer, all Customer Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a third party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein. Neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any Third Party without the prior written consent of the other.

Section 17.4. Obligations of the Parties. M&I and Customer shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that M&I and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party's obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.

Section 17.5. Security. M&I shall be responsible for, and shall establish and maintain safeguards against, any disaster, loss or alteration of the Customer Data in the possession of M&I. Such safeguards shall be no less rigorous than that M&I uses to protect its own data of a similar nature.

Section 18. Management of Project.

Section 18.1. Account Representatives. M&I shall assign a team of qualified individuals to be assigned ("Account Representatives") to devote time and effort to management of the Services under this Agreement, consisting of a managing director, client relationship manager, client solutions manager, administrative accounting support, as more fully described in Schedule 18.1 attached hereto and others as necessary. Following March 1, 2000, this arrangement will be reviewed with Customer, and at Customer's option, Customer may request that this team be replaced with a dedicated account manager to Customer.

Section 18.2. Reporting and Meetings. The parties shall mutually agree upon (a) an appropriate set of periodic reports to be issued by M&I to Customer during the Term; and (b) an appropriate set of periodic meetings to be held between selected Account Representatives during the Term. Meetings shall be held to review performance, changes, resource utilization and such other matter as appropriate.

Section 18.3. Development Projects and Technical Support. A. Upon Customer's written request, M&I will develop and provide to Customer a good faith estimate of any additional charges which Customer may incur in connection with the operation of any new software, major modification or enhancements developed by M&I or the acquisition of Third Party software. Customer agrees that M&I will have the opportunity to bid on and be considered for all software development, maintenance and other technology projects related to the Services that Customer wishes to implement. Nothing contained herein shall obligate: (a) M&I to develop enhancements requested by Customer; or (b) for Customer to obtain such services from M&I.

B. For Customer requested enhancements requiring a programming effort in excess of eighty (80) hours, M&I agrees to provide Customer ballpark programming estimates within fifteen (15) business days following receipt of all information necessary to process such request. Detailed programming estimate will be made available to Customer within an additional twenty (20) business days. After Customer's approval of any such detailed estimate, M&I agrees to schedule the development of such enhancement within thirty (30) business days.

C. M&I agrees to disclose to Customer its plans for new product development prior to general release of such information. Customer shall have the opportunity to participate in the development of any such product. Upon completion of such development, Customer may utilize any such new product on a trial basis under mutually agreeable terms. The fees for any such new product utilized by Customer shall be waived for a period up to ninety (90)days.

Section 19. Regulatory Compliance.

A. Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by M&I) the federal and state laws, rules and regulations pertaining to Customer's business (the "Legal Requirements"). Based on Customer's Proper Instructions, M&I shall select the processing parameter settings, features and options (collectively, the "Parameters") within M&I's system that will apply to Customer. Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals. M&I shall perform system processing in accordance with the Parameters.

B. Subject to the foregoing, M&I shall perform an on-going review of federal laws, rules and regulations. M&I shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws, rules and regulations applicable to such features and functions, in a non-custom environment. For any new federal laws, rules and regulations, M&I will perform a business review, with input from M&I's customers and user groups. If M&I elects to support a new federal law, rule or regulation through changes to the M&I Software, M&I shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws, rules and regulations. In all other circumstances relating to regulatory compliance of the Services, including state laws, rules and regulations, the provisions of Section 5.2 above (New Services) shall apply.

C. In any event, M&I shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws, rules and regulations applicable to the Services being provided by M&I to Customer, including in those instances when M&I has elected to, but it is not commercially practicable to, modify the M&I Software prior to the regulatory deadline for compliance.

Section 20. Disaster Recovery.

Section 20.1. Services Continuity Plan. M&I shall maintain throughout the Term of the Agreement a Services Continuity Plan (the "Plan") in compliance with applicable regulatory requirements. "Disaster" shall have the meaning set forth in the Plan. Review and acceptance of the Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. M&I shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed Executive Summary of the Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

Section 20.2. Relocation. If appropriate, M&I shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements.

Section 20.3. Resumption of Services. The Plan provides that, in the event of a Disaster, M&I will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event M&I is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to M&I delivered within forty-five (45) days after declaration of such Disaster.

Section 20.4. Annual Test. M&I shall test its Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations. Customer may request to participate in such testing.

Section 21. General Terms and Conditions.

Section 21.1. Transmission of Data. The responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between M&I and Customer shall be borne by Customer. Data lost by M&I following processing, including loss of data transmission, shall either be restored by M&I from its backup media or shall be reprocessed from Customer's backup media at no additional charge to Customer.

Section 21.2. Equipment and Network. Customer shall obtain and maintain at its own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines between Customer's datacenter and the Operations Center. M&I maintains and will continue to maintain a network control center with diagnostic capability to monitor reliability and availability of the communication lines described in the Network Schedule, but M&I shall not be responsible for the continued availability or reliability of such communications lines.

Section 21.3. Reliance on Data. M&I will perform the Services described in this Agreement on the basis of information furnished by Customer. M&I shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to M&I for processing at the earliest possible time.

Section 21.4. Data Backup. Customer shall maintain adequate records including (i) microfilm images of items being transported to M&I or (ii) backup on magnetic tape or other electronic media where transactions are being transmitted to M&I, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

Section 21.5. Balancing and Controls. Customer shall (a) on a daily basis, review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by M&I; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer shall be responsible for initiating timely remedial action to correct any improperly processed data which these reviews disclose.

Section 21.6. Use of Services. Customer assumes exclusive responsibility for the consequences of any Proper Instructions Customer may give M&I, for Customer's failure to properly access the Services in the manner prescribed by M&I, and for Customer's failure to supply accurate input information. Customer agrees that, except as otherwise permitted in this Agreement or in writing by M&I, Customer will use the Services only for its own internal business purposes to service its banking customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party.

Section 21.7. Regulatory Assurances. M&I and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, M&I agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse M&I for reasonable costs actually incurred due to any such examination or regulation that is performed primarily for the purpose of examining Services used by Customer.

A. Notice Requirements. Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable (collectively, the "Federal Regulators"), as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

B. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer's business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from M&I any reports, summaries, or information contained in or derived from data in the possession of M&I related to the Customer. M&I shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer's records maintained by M&I, if M&I is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that M&I is authorized to provide all such described records when formally required to do so by a Federal Regulator.

C. Audits. M&I shall cause a Third Party review of the Operations Center and related internal controls, to be conducted annually by its independent auditors. M&I shall provide to Customer, upon written request, one copy of the audit report resulting from such review. Remote datacenters used by M&I in providing some of the Services shall be reviewed by M&I's internal auditors in accordance with procedures and on a schedule satisfactory to the Federal Regulator responsible for supervision of M&I.

Section 21.8. IRS Filing. Customer represents it has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINS) for Customer's payees and customers and agrees to attest to this compliance by an affidavit provided annually. Customer authorizes M&I to act as Customer's agent and sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form. Exhibit A (Attorney-in-Fact Appointment) and Exhibit B (Affidavit) shall be executed by Customer contemporaneously with the execution of this Agreement. Customer acknowledges that M&I's execution of the Form 4804 Affidavit on Customer's behalf does not relieve Customer of responsibility to provide accurate TINS or liability for any penalties which may be assessed for failure to comply with TIN requirements.

Section 21.9. Affiliates. Customer agrees that it is responsible for assuring compliance with this Agreement by those Affiliates receiving Services under this Agreement. Customer agrees to be responsible for the submission of its Affiliates' data to M&I for processing and for the transmission to Customer's Affiliates of such data processed by and received from M&I. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

Section 21.10. Future Acquisitions. Customer acknowledges that M&I has established the Fee Schedule and enters into this Agreement on the basis of M&I's understanding of the Customer's current need for Services and Customer's anticipated future need for Services as a result of internally generated expansion of its customer base. If the Customer expands its operations by acquiring Control of additional financial institutions or the Customer experiences a Change in Control (as hereinafter defined), the following provisions shall apply:

A. Acquisition of Additional Entities. If Customer acquires Control after the date hereof of one or more bank holding companies, banks, savings and loan associations or other financial institutions that are not currently Affiliates, M&I agrees to provide Services for such new Affiliates and such Affiliates shall automatically be included in the definition of "Customer"; provided that (a) the conversion of each new Affiliate must be scheduled at a mutually agreeable time, but in any event, M&I will make good faith efforts to effect the conversion of new affiliates to M&I's systems within one hundred twenty (120) days after regulatory approval, (taking into account, among other things, the availability of qualified M&I conversion resources familiar with Customer's operations) and must be completed before M&I has any obligation to provide Services to such new Affiliate; (b) the Customer will be liable for any and all Expenses in connection with the conversion of such new Affiliate; and (c) Customer shall pay conversion fees in an amount to be mutually agreed upon with respect to each new Affiliate.

B. Change in Control of Customer. If a Change in Control occurs with respect to Customer, M&I agrees to continue to provide Services under this Agreement; provided that (a) M&I's obligation to provide Services shall be limited to the entities comprising the Customer prior to such Change in Control and (b) M&I's obligation to provide Services shall be limited in any and all circumstances to the number of accounts and items processed in the 3-month period prior to such Change in Control occurring plus 25%.

Section 22. Miscellaneous Provisions.

Section 22.1. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

Section 22.2. Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between M&I and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

Section 22.3. Assignment. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) M&I's consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate of another bank holding company, bank, savings and loan association or other financial institution, so long as the provisions of Section 21.10 are complied with; and (b) M&I may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any Entity which is a successor to the assets or the business of the M&I Data Services division of M&I.

Section 22.4. Relationship of Parties. The performance by M&I of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency's relationship between Customer and M&I, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and M&I.

Section 22.5. Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer: First Midwest Bancorp, Inc.
300 Park Blvd., Suite 405
Itasca IL 60143
Attn: Kent Belasco
Chief Information Officer and
Executive Vice President

In the case of M&I: M&I Data Services
4900 West Brown Deer Road
Brown Deer WI 53223
Attn: Thomas McBride
Vice President
Norrie J. Daroga
Vice President and General Counsel

Section 22.6. Headings. Headings in this Agreement are for reference purposes only and shall not effect the interpretation or meaning of this Agreement.

Section 22.7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

Section 22.8. Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

Section 22.9. Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 11, 13 and 17 and Sections 22.1 and 22.17 shall survive the expiration or earlier termination of this Agreement for any reason.

Section 22.10. Attorneys' Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys' fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

Section 22.11. Financial Statements. M&I agrees to furnish to the Customer copies of the then-current annual report for the Marshall & Ilsley Corporation, within 45 days after such document is made publicly available.

Section 22.12. Publicity. Neither party shall use the other parties' name or trademark or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release. Customer agrees that neither it, its directors, officers, employees or agents shall disclose this Agreement or any of the terms or provisions of this Agreement to any other party.

Section 22.13. Solicitation. Neither party shall solicit the employees of the other party during the Term of this Agreement, for any reason.

Section 22.14. No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and M&I.

Section 22.15. Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

Section 22.16. Construction. M&I and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' voluntary agreement based upon the level of risk to Customer and M&I associated with their respective obligations under this Agreement and the payments to be made to M&I and the charges to be incurred by M&I pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

Section 22.17. Waiver of Jury Trial. Each of Customer and M&I hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of M&I or Customer, regardless of the nature of the claim or form of action, written contract or tort, including negligence.

Section 22.18. Showcase. Customer agrees to reasonably make its facilities and personnel available to M&I for the purpose of assisting M&I in the solicitation of M&I's prospective new customers. M&I agrees to provide Customer a credit against data processing charges of two thousand five hundred dollars ($2,500) for each such prospect.

Section 22.19. Finder's Fee. M&I will provide Customer with a credit which may be used to offset data processing fees for services (excluding telecommunication charges and other pass through charges) in an amount equal to the first month's processing fees for: (i) each of Customer's new affiliates, whose data was not being processing by M&I, but will be processed by M&I under this Agreement; and (ii) for Customer's correspondent or non-affiliated institutions whose data was not being processed by M&I, but will be processed by M&I utilizing remote input processing sites owned by Customer. The Finder's Fee will be payable where initial contact to a financial institution is made by Customer, or a lead generated and developed by Customer, followed by Customer assistance and involvement in the selling process (not limited to Customer site visits, referrals, presentations, etc.) for the purpose of selling M&I Services, and the financial institution signs a processing agreement with M&I. The finder's fee, as described above, shall be based upon and payable after the first month's use of the ordinary services following the completion of all conversion of the new financial institution as proposed.

Section 22.20. IBS Software Purchase. At any time, Customer has the option of licensing the M&I Software used to process data hereunder from M&I. The license will be provided to Customer at seventy percent (70%) of the single-license market price and on the terms and subject to the conditions, other than price, of M&I's then-current standard license agreement, plus an amount equal to seventy percent (70%) of the single-license market price for any software components not set forth below. The "market price" of the Software is defined as the price at which the software is made generally available for licensing, assuming no changes are made in the form of the Standard Licensing Agreement or in the software licensed. The software components included in the above-stated fees are: Deposits, Loans, Customer Information System, Teller Terminal, and any specially created enhancements undertaken at Customer's request during the term of this Agreement and for which M&I consents at the time of creating such enhancements to, including the enhancement, as part of the licensed software system.

In Witness Whereof, the parties have caused this Agreement to be executed in their names as of the date first above written.

Marshall & Ilsley Corporation ("M&I"), acting through its division, M&I Data Services

By: /S/ OWEN J. SULLIVAN

Name: Owen J. Sullivan

Title: President

Outsourcing Business Group

By: /S/ THOMAS MCBRIDE

Name: Thomas McBride

Title: Vice President

First Midwest Bancorp, Inc. ("Customer")

By: /S/ KENT BELASCO

Name: Kent Belasco

Title: Chief Information Officer and

Executive Vice President